Exhibit 23.3
Consent of Independent Auditor

We consent to the incorporation by reference in the registration statements (No. 333-262043 and No. 333-266106) on Form S-3, (No. 333-264117) on Form 3-SD and (No. 333-234475) on Form S-8 of Kinetik Holdings Inc. of our report dated February 14, 2024, with respect to the balance sheet as of December 31, 2023, and the related statements of income, members equity, and cash flows for the year then ended, and the related notes (collectively, the financial statements) of Permian Highway Pipeline LLC, which report appears as Exhibit 99.1 to this Annual Report on Form 10-K of Kinetik Holdings Inc. dated March 5, 2024.

/s/ KPMG LLP.

Houston, Texas
March 5, 2024